Exhibit 10.20

Nightingale & Associates, LLC
P. O. Box 4347
Stamford, Connecticut 06907-0347
Tel: 203.359.3855
Fax: 203.724.3667
Info@nightingale.biz
www.nightingale.biz
March 14, 2008
Mr. Stephen Rusckowski, Chairman of the Board of Directors
Mr. Gregory M. Sebasky, Chairman of the Compensation Committee
MedQuist Inc.
1000 Bishops Gate Blvd., Suite 300
Mt. Laurel, NJ 08054-4632
Gentlemen:
     In response to various discussions, Nightingale & Associates, LLC (“Nightingale”) has been asked to submit this proposed Amendment to our Engagement Letter with MedQuist Inc. (“MedQuist” or the “Company”) dated July 29, 2004 as amended on December 16, 2004, September 25, 2006, January 8, 2007 and on September 18, 2007 (collectively, the “Amended Engagement Letter”). This Amendment (i) provides revisions to the cost structure and term associated with the continued retention of Mr. Howard Hoffmann as the Company’s Interim President and Chief Executive Officer. All other terms and conditions for the retention of Nightingale, as detailed in the Amended Engagement Letter, including but not limited to the Release and Indemnification agreement, will remain in force and effect. It is our understanding that Howard Hoffmann, on behalf of Nightingale, will continue to be engaged by MedQuist as the Company’s Interim President and Chief Executive Officer and will continue to report to the Company’s Board of Directors.
I.	SCOPE OF WORK:
Effective as of March 1, 2008, Nightingale will extend the term of Howard Hoffmann’s role as MedQuist’s Interim President and Chief Executive Officer until August 1, 2008 (the “Extension Period”). Following termination of Mr. Hoffmann’s role as Interim President and Chief Executive Officer, Mr. Hoffmann will endeavor to make himself available for ongoing consultancy work on an as needed basis, subject to negotiation of a mutually agreeable Scope of Work.
Finding Solutions to
Complex Business Situations
Since 1975

Messrs. Rusckowski and Sebasky
MedQuist Inc.
March 14, 2008

It should be noted that Mr. Hoffmann expects to be working on other client engagements upon his departure as the full time Interim President and Chief Executive Officer of MedQuist, and thus his availability for work beyond August 1, 2008 cannot be guaranteed.
II.	FEE STRUCTURE:
Fixed Monthly Fee:
Effective as of March 1, 2008, Nightingale’s fees for Mr. Hoffmann’s role as Interim President and Chief Executive Officer will be a fixed rate of $120,000 per month payable in arrears. If Mr. Hoffmann’s role is terminated during the course of a month, Nightingale’s fees for the final month will be prorated based on the actual number of calendar days elapsed during the month up to and including Mr. Hoffmann’s final day of work. Mr. Hoffmann’s fees for consultancy services following his departure as the Interim President and Chief Executive Officer of MedQuist will be billed at an hourly rate of $525/hour.
March — July 2008 Performance Bonus
Nightingale may be entitled to an additional performance related bonus payment of up to $160,000, which will be paid no later than August 31, 2008 (the “March — July 2008 Performance Bonus”) in connection with Mr. Hoffmann’s continuing service in 2008 as Interim President and Chief Executive Officer. The amount, if any, of the March — July 2008 Performance Bonus that Nightingale is to receive will be based on the achievement of certain operational objectives to be mutually agreed upon between Nightingale and the Board of Directors of MedQuist.
Strategic Transaction Bonus
(a)	For purposes of this section, the following terms shall have the meanings set forth below:
•	“Acquiree” means any corporation, partnership, limited liability company or similar entity with which the Company engages in an Acquisition Transaction.

•	“Acquisition Transaction” means each and every transaction or series of related transactions whereby, directly or indirectly, control of, or a significant interest in, any Acquiree or any of its businesses or assets is transferred to the Company for consideration, including, without limitation, a sale, acquisition

Messrs. Rusckowski and Sebasky
MedQuist Inc.
March 14, 2008

or exchange of stock (including shares issuable upon conversion of any securities convertible into stock) or assets, a lease or license of assets (with or without a purchase option), or a merger, consolidation or reorganization, tender offer, leveraged buyout or other extraordinary corporate transaction or business combination involving the Acquiree with an expected enterprise value in excess of $50,000,000, as determined by the Board of Directors of the Company in its reasonable discretion.

•	“Majority Shareholder” means Koninklijke Philips Electronics N.V.

•	“Sale Transaction” means each and every transaction or series of related transactions whereby, directly or indirectly, control of, or a significant interest in, the Company or any of its businesses or assets is transferred for consideration, including, without limitation, a sale, acquisition or exchange of stock (including shares issuable upon conversion of any securities convertible into stock) or assets, a lease or license of assets (with or without a purchase option), or a merger, consolidation or reorganization, tender offer, leveraged buyout, “going private” transaction or other extraordinary corporate transaction or business combination involving the Company, including any such transaction in which the outstanding equity securities of the Company not held by the Majority Shareholder and its affiliates are acquired by a third-party; provided, however, that a secured interest in the Company or any of its businesses or assets arising solely from a debt transaction shall not constitute a Sale Transaction.

•	“Strategic Transaction” means a Sale Transaction or an Acquisition Transaction, other than a Sale Transaction or Acquisition Transaction with an affiliate of the Company or an affiliate of any holder of more than 50% of the Company’s capital stock. A “merger” will be considered to be an Acquisition Transaction if the Company’s current stockholders own at least a majority of the outstanding common stock of the resulting company and to be a Sale Transaction if the Company’s current stockholders own less than a majority of the outstanding common stock of the resulting company.

Messrs. Rusckowski and Sebasky
MedQuist Inc.
March 14, 2008

(b) Success-Based Bonus Amount and Conditions. The Company will pay to Nightingale a bonus (the “Success-Based Bonus”) in an amount equal to $132,500, if:
(i)	a Strategic Transaction is closed; and

(ii)	either, (1) Mr. Hoffmann continues to serve as the Company’s President and Chief Executive Officer for the 90 day period immediately following the closing of a Strategic Transaction (the “Post-Closing Period”), or (2) Nightingale’s engagement with the Company (or any successor to its business), including the retention of Mr. Hoffmann as the President and Chief Executive Officer of the Company (or any successor to its business), is terminated, upon the closing of a Strategic Transaction or at any time during the Post-Closing Period.
(c) Timing and Form of Payment. Subject to paragraphs (a) and (b) of this provision, the Company will pay the Success-Based Bonus to Nightingale in a lump sum within 10 business days following the closing of a Strategic Transaction and the earliest to occur of: (i) the completion of the Post-Closing Period or (ii) the termination of Nightingale’s engagement with the Company (or any successor to its business), including the retention of Mr. Hoffmann as the President and Chief Executive Officer of the Company (or any successor to its business). For the avoidance of doubt, only one Success-Based Retention Bonus is payable under this Agreement.
For purposes of the Success-Based Bonus described above, Nightingale’s engagement with the Company, including the retention of Mr. Hoffmann as the President and Chief Executive Officer of the Company, shall not be deemed to have been terminated merely because Mr. Hoffmann ceases to be the President and Chief Executive Officer of the Company and becomes the President and Chief Executive Officer of any successor to the Company’s business following the completion of a Strategic Transaction on terms and conditions acceptable to such company and Nightingale.

Additional Nightingale Personnel:
Nightingale will continue to make available the services of Mr. Michael C. Yeager and Ms. Jeanine Cobonpue to perform selected services in connection with the Company’s billing matter and operations related activities. Mr. Yeager’s professional time fee services have been and will continue to be invoiced to MedQuist at an hourly rate of $250/hour capped at $12,500 per week. Ms. Cobonpue’s professional time fee services have been and will continue to be invoiced to MedQuist at an hourly rate of $175/hour. Should it become necessary to utilize the services of additional Nightingale personnel on the project, it is agreed that Nightingale will invoice professional time fees for such personnel at their prevailing hourly rates. Nightingale agrees that it will obtain the advance approval of the Board of Directors of the Company, which shall be conveyed by the Board of Directors of the Company to Howard Hoffmann, before adding additional personnel to the project team.
In addition to professional time fees, out-of-pocket expenses are billed at cost, and generally range from 10% to 20% of professional time fees, depending on the amount of travel involved. Out-of-pocket expenses consist primarily of transportation, meals, lodging, telephone, specifically assignable secretarial and office assistance, and report production.
III.	ADVANCE DEPOSIT

Nightingale requires an Advance Deposit for all assignments of the type described above. Given this situation, Nightingale will not require an increase of its existing Advance Deposit of $75,000 that has been paid by the Company. At the completion of the project and at the direction of the Company, Nightingale will either apply the Advance Deposit to any outstanding invoices or, if there are no unpaid invoices owing to Nightingale, promptly return the Deposit to the Company.
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Messrs. Rusckowski and Sebasky
MedQuist Inc.
March 14, 2008

     If this Amendment conforms to your understanding of the terms and conditions of our retention, please have the appropriate party signify agreement by signing and returning the enclosed extra copy of this Amendment.
     We look forward to continue working with you and the Company.

Sincerely, /s/ Howard S. Hoffmann Howard S. Hoffmann, in the capacity as Principal and Managing Partner of Nightingale & Associates, LLC

READ, UNDERSTOOD AND AGREED TO BY:
MedQuist Inc.

By:	/s/ Stephen Rusckowski

Stephen Rusckowski
Chairman of the Board of Directors of MedQuist Inc.

Date:	March 14, 2008

By:	/s/ Gregory M. Sebasky

Gregory M. Sebasky
Chairman of the Compensation Committee of the Board of Directors of MedQuist Inc.

Date:	March 14, 2008